Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Enzon Pharmaceuticals, Inc.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

ENZON PHARMACEUTICALS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The present name of the Corporation is Enzon Pharmaceuticals, Inc.

SECOND: The name under which the corporation was originally incorporated is Enzon, Inc. and the date of the filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is May 11, 1983 (as so amended, the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation is hereby amended by deleting ARTICLE FIRST in its entirety and inserting the following in lieu there:

“FIRST: The present name of the corporation (hereinafter called the “Corporation”) is Viskase Holdings, Inc.”

FOURTH: Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Certificate of Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation. Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

FIFTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: That this Certificate of Amendment shall become effective upon filing with the Secretary of State.

In Witness Whereof, Enzon Pharmaceuticals, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 26th day of March, 2026.

Enzon Pharmaceuticals, Inc.

By:	/s/ Joseph D. King
Name:	Joseph D. King
Title:	Senior Vice President, General Counsel & Secretary